EX-99.h.8.ii

SECOND AMENDMENT TO

DYNAMIC CASH ALLOCATION SERVICES AGREEMENT

This Amendment to the Dynamic Cash Allocation Services Agreement is made as of October 4, 2023 by and between each Mercer Funds listed on Attachment C to this Amendment (each, a “Fund” and collectively, the “Funds”) on behalf of its respective series, if any (each, a “Portfolio), Mercer Investments LLC, and State Street Bank and Trust Company (“State Street”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Dynamic Cash Allocation Services Agreement referred to below.

WHEREAS, the Funds, Mercer Investments LLC, and State Street entered into a Dynamic Cash Allocation Services Agreement dated as of April 17, 2020 and effective as of April 1, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement, as more particularly set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	Amendments. The Agreement is hereby amended as follows:

(a)	Attachment C to the Agreement is hereby deleted in its entirety and replaced with new Attachment C (Funds and Allocation Deadlines), which is attached hereto and incorporated herein.

2.	Miscellaneous.

(a)	Except as expressly amended by this Amendment, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Signature page follows.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

MERCER INVESTMENTS, LLC

By:	/s/ Jeffrey Coleman
Name: Jeffrey Coleman
Title: Vice President

MERCER FUNDS

By:	/s/ Jeffrey Coleman
Name: Jeffrey Coleman
Title: Vice President, Treasurer & Chief Financial Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ James Hill
Name: James Hill
Title: Managing Director

State Street: Limited Access

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Attachment C

Funds and Allocation Deadlines

Fund	Allocation Deadline Standard (6:30 AM EST)	Non-Standard[1]
Mercer Global Low Volatility Equity Fund	6:30 AM EST
Mercer Emerging Markets Equity Fund	6:30 AM EST
Mercer US Small/Mid Cap Equity Fund	6:30 AM EST
Mercer Non-US Core Equity Fund	6:30 AM EST
Mercer Opportunistic Fixed Income Fund	6:30 AM EST
Mercer US Large Cap Equity Fund	6:30 AM EST
Mercer Core Fixed Income Fund	6:30 AM EST
Mercer Short Duration Fixed Income Fund	6:30 AM EST

1 Non-Standard Allocation Deadlines are considered Exception Services.

State Street: Limited Access

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